Exhibit 10.9
November 22, 2005
Steven M. Van Dick
Dear Steve,
I am very pleased to offer you the following position at Hansen Medical, Inc. [“Hansen"]:
Position: Vice President Finance and Administration and Chief Financial Officer, reporting to Dr. Frederic H. Moll, M.D. Functions reporting to you will include HR, Finance, IT, Admin and Facilites.
Date of Hire: On or before December 15, 2005.
Salary: Your starting salary will be $19,167 per month, approximately $230,000 annually.
Incentive Bonus: You will be eligible to participate in the Company’s Incentive Bonus Plan, when established, for up to 30% of your base salary. Payment of the bonus will be based upon achievement of mutually agreed upon goals and objectives and subject to the approval of the Board of Directors, and may be prorated if appropriate.
Stock Options: I will recommend to our Board that you be granted an option to purchase 1,000,000 shares of Hansen common stock, (1.54% of the fully diluted outstanding stock of the Company). 25% of which will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter. Options are conditioned upon you signing Hansen’s Stock Option Agreement and are subject to approval by the Board of Directors. I have also enclosed a Vesting Acceleration and Severance Agreement.
Benefits: Hansen provides competitive health, dental, vision, and life/disability insurance benefits, as well as Flexible Spending Accounts and a 401(k) plan. Benefits are effective the first of the month following the date of your employment. Hansen provides 12 holidays each calendar year and you will accrue 15 vacation days each year. Hansen reserves the right to change or modify these benefits at any time.
Proprietary Information and Confidentiality: As a condition of your employment, you must sign an Employee Proprietary Information and Inventions Agreement. This agreement addresses the assignment of inventions to Hansen, and the abstinence of business practices that compete with Hansen, and the handling of proprietary and confidential information.
At-Will Employment and Mandatory Arbitration: Your employment is at-will. You or Hansen may terminate the employment relationship at any time, with or without cause or notice. No reason is required for you to quit or be terminated. If any dispute arises between you and Hansen, including any dispute as to your status as an at-will employee, the sole remedy will be mandatory arbitration of the claim, pursuant to the rules of the American Arbitration Association. As a condition of employment, you must sign the Company’s Arbitration Agreement, which is included with this letter.

Steven M. Van Dick
November 22, 2005

This Offer expires November 23, 2005. Please accept this Offer on or before November 23, 2005 by executing it and either delivering it to our offices to my attention, faxing it to me at 650-404-5903, or emailing a signed version directly to me.
Steve, we believe you will be a great asset to our team and will make a huge contribution to Hansen’s future success. We are all very excited about the prospect of working with you.
Best personal regards,
/s/ Frederic H. Moll, M.D.
Frederic H. Moll, M.D.
Founder and Chief Executive Officer
I accept this Offer of Employment and understand that this letter is the complete agreement concerning my employment with Hansen, and supersedes all prior and contemporaneous agreements:

/s/ Steven M. Van Dick	11/23/05

Steven M. Van Dick	Date

ARBITRATION AGREEMENT
     I hereby agree that any and all claims or controversies between me and Hansen Medical, Inc., a Delaware corporation (“Hansen”) relating to my employment with Hansen, or termination thereof, including claims for breach of contract, tort, employment discrimination (including unlawful harassment as well as any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any claims under California’s Fair Employment and Housing Act), and any violation of any state or federal law, statute, regulation or ordinance shall be resolved by arbitration in accordance with the then applicable rules of the American Arbitration Association. However, claims under applicable workers’ compensation laws or the National Labor Relations Act shall not be subject to arbitration. Unless the parties mutually agree otherwise, the Arbitrator shall be selected from a panel provided by the American Arbitration Association, and the arbitration hearing will be held in San Francisco or Palo Alto, California. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law. The arbitration also shall have the authority to rule on a motion to dismiss and/or summary judgment by either party.
     Hansen shall pay for the costs of arbitration. Each party shall pay for its own costs and attorney’s fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.
     Either Hansen or I may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, nothing in this Agreement prohibits either party from seeking injunctive or provisional relief from a court of competent jurisdiction to prevent irreparable harm, pursuant to Section 1281.8 of the California Code of Civil Procedure.
     I understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between Hansen and me, and I agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Arbitration Agreement. I further understand that this arbitration agreement cannot be modified except in a written document signed by both me and the President of Hansen. If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of my employment with Hansen.
     The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.
     THE PARTIES UNDERSTAND AND AGREE THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

Signed:	/s/ Steven M. Van Dick	11/23/05

	Steven M. Van Dick	Date

Signed:	/s/ Frederic H. Moll	11/23/05

Date

Vesting Acceleration and Severance Agreement
In consideration for the continued employment of Steven M. Van Dick (the “Employee”) at the executive level within Hansen Medical (the “Company”):
In the event of an Acquisition of the Company (as defined below) after one year of Employee’s employment with the Company and either a) the termination his employment for other than Cause (as defined below) or b) the material change of his employment by substantial diminution in compensation or duties, or c) substantial relocation of his place of work or d) employee voluntarily resigns, Employee shall be entitled to the following:
     (i) One-hundred (100%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested;
In the event of an Acquisition of the Company (as defined below) after one year of Employee’s employment with the Company and either a) the termination his employment for other than Cause (as defined below) or b) the material change of his employment by substantial diminution in compensation or duties, or c) substantial relocation of his place of work, Employee shall be entitled to the following:
     (i) Employee shall receive twelve (12) months of severance payments based on Employee’s then current annual salary and bonus compensation; and
     (iii) Employee shall receive twelve (12) months continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits;
In the event of an Acquisition of the Company (as defined below) after six months but before one year of Employee’s employment with the Company and either a) the termination his employment for other than Cause (as defined below) or b) the material change of his employment by substantial diminution in compensation or duties, or c) substantial relocation of his place of work or d) employee voluntarily resigns, Employee shall be entitled to the following:
     (i) Fifty (50%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested;
In the event of an Acquisition of the Company (as defined below) after six months but before one year of Employee’s employment with the Company and either a) the termination his employment for other than Cause (as defined below) or b) the material change of his employment by substantial diminution in compensation or duties, or c) substantial relocation of his place of work, Employee shall be entitled to the following:
     (i) Employee shall receive six (6) months of severance payments based on Employee’s then current annual salary and bonus compensation; and
     (iii) Employee shall receive six (6) months continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits;
-Confidential-

The following terms shall have the following definitions:
(i) An “Acquisition” shall mean a) any consolidation or merger of the Company with or into any other corporation or entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, b) any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or c) any transaction in which any person, together with its affiliates, accumulates fifty percent (50%) or more of the Company’s voting power;
(ii) “Cause” shall mean (a) an intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between Employee and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors.

Understood and Agreed:

/s/ Steven M. Van Dick	11/23/05

Steven M. Van Dick	Date

/s/ Fred Moll	11-23, 2005

Fred Moll, CEO	Date
-Confidential-